UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SERVICENOW, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2225 Lawson Lane
Santa Clara, California 95054

April 22, 2016

To Our Stockholders,

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of ServiceNow, Inc. The meeting will be held at the company's headquarters, located at 2225 Lawson Lane, Santa Clara, California 95054, on Wednesday, June 8, 2016 at 11:30 a.m. (Pacific Time).

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. On or about April 22, 2016, we expect to mail to our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders and 2015 annual report to stockholders. The Notice of Internet Availability also provides instructions on how to vote by mail or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon at the 2016 Annual Meeting of Stockholders are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote on the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We hope to see you at the meeting.

Sincerely,
Frank Slootman
President and Chief Executive Officer

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054

________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of ServiceNow, Inc. will be held on Wednesday, June 8, 2016, at 11:30 a.m. (Pacific Time) at the company's headquarters, located at 2225 Lawson Lane, Santa Clara, California 95054.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.    To elect three Class I directors of ServiceNow, Inc., each to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2.     To hold an advisory vote on the resolution to approve executive compensation.

3.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 19, 2016 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our Santa Clara offices for examination by any stockholder for any purpose relating to the meeting.

All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy. You will need to bring proof of ownership of ServiceNow common stock as of the record date to enter the meeting.

Your vote as a ServiceNow, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, Computershare, Inc., through its website at www-us.computershare.com/Investor/ or by phone at (781) 575-3120 or toll-free at (877) 373-6374.

By Order of the Board of Directors,
Robert Specker
General Counsel and Secretary
Santa Clara, California
April 22, 2016

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone, through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability.

SERVICENOW, INC.

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054
________________
PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

________________
April 22, 2016

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of ServiceNow, Inc. (the “company” or "ServiceNow") for use at the company's 2016 Annual Meeting of Stockholders (the “meeting”) to be held at the company's headquarters located at 2225 Lawson Lane, Santa Clara, California 95054, on Wednesday, June 8, 2016 at 11:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to each stockholder. On or about April 22, 2016, we expect to send to our stockholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by mail or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement and any other matters properly brought before the meeting.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 19, 2016, the record date, will be entitled to vote at the meeting. At the close of business on April 19, 2016, we had 162,942,974 shares of common stock outstanding and entitled to vote. The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 19, 2016, the record date. You may vote all shares owned by you as of April 19, 2016, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on April 19, 2016 your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 19, 2016 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Broker Non-Vote. A broker non-vote occurs when shares held by a broker, bank or other nominee holding shares for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, Proposal Nos. 1 and 2 are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. Proposal No. 3 is considered a discretionary matter and a broker will be permitted to exercise his/her discretion. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Effect of Abstentions and Broker Non-Votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present and entitled to vote with respect to that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are not considered votes cast for a particular proposal and are not taken into account in determining the outcome of the matters voted upon at the meeting.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it in the envelope provided.

Votes submitted by telephone, through the Internet or by mail must be received by 11:59 p.m., Pacific Time, on June 7, 2016. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or receive a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct them how to vote your shares. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet. If you do not vote, hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by the company. Following the original mailing of the soliciting materials, the company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, the company will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

The company is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Recent Board Composition Changes

Pursuant to our Restated Certificate of Incorporation and consistent with the provisions of Delaware General Corporation Law related to staggered boards, the members of our board of directors are elected to serve staggered terms and are divided into three classes, with the term of office of one class of directors expiring at each annual meeting of the stockholders and the number of directors in each class divided as nearly equal as possible. Following the previously disclosed resignation of Douglas M. Leone as a Class III director on October 22, 2015, our board of directors consisted of three Class I directors (with a term expiring at this meeting), four Class II directors (with a term expiring at our 2017 annual meeting) and two Class III directors (with a term expiring at our 2018 annual meeting).

On April 19, 2016, upon the recommendation of our nominating and governance committee, our board of directors approved a decrease in the authorized size of the board from ten directors to nine directors and approved changes to balance the number of directors serving in each class. To accomplish this rebalancing, Susan L. Bostrom, a Class II director, agreed to resign as a Class II director, effective immediately as of April 19, 2016. Our board of directors accepted the resignation of Ms. Bostrom as a Class II director, and immediately appointed Ms. Bostrom as a Class III director, to serve with a term expiring at our 2018 annual meeting or until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Ms. Bostrom’s resignation and reappointment were effected solely to rebalance our board of directors in order to have three classes divided as evenly as possible. For all other purposes, Ms. Bostrom’s service on our board of directors is deemed to have continued uninterrupted, without any break in service since the date she first joined our board of directors in 2014.

Ms. Bostrom currently serves and will continue to serve on the nominating and governance committee and the leadership development and compensation committee of our board of directors. There is no arrangement or understanding between Ms. Bostrom and any other person pursuant to which Ms. Bostrom was appointed to serve as a Class III director.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, requirements for director continuing education, and other policies for the governance of the company. Our Corporate Governance Guidelines are available in the Investor Relations section of our website under "Governance Documents," which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee (“the nominating and governance committee”), and changes are recommended to our board of directors to respond to changes in regulations and generally accepted practices.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors as the nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” The responsibilities of the chairman or the lead independent director include: setting the agenda for each meeting of our board of directors, in consultation with our Chief Executive Officer (“CEO”); being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between all directors and management.

Our board of directors has an independent chairman, Paul Barber. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of our board of directors in its oversight of our business and affairs. In addition, we believe that having an independent board chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management's accountability and improving the ability of our board of directors to monitor whether management’s actions are in the best interests of our company and stockholders. As a result, we believe that having an independent board chairman enhances the effectiveness of the board of directors as a whole.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic and operational risks and the steps management has taken to monitor and control these exposures. Our audit committee has the responsibility to consider and discuss company guidelines, policies and internal controls that govern the process by which risk assessment and management are undertaken. The audit committee also provides oversight of our major financial and reporting risks, the steps our management has taken to monitor and control these exposures, and monitors compliance with legal and regulatory requirements. Our leadership development and compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and assesses risks related to leadership succession.

Independence of Directors

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange (the “NYSE”) and SEC rules and regulations. Such standards provide that a director is independent only if the board of directors affirmatively determines that the director has no direct or indirect material relationship with our company. The standards also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our board of directors annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that the following director nominees and members of our board of directors are currently independent as determined under the rules of the NYSE:

Paul V. Barber	Jeffrey A. Miller
Susan L. Bostrom	Anita M. Sands
Ronald E.F. Codd	William L. Strauss
Charles H. Giancarlo

Committees of Our Board of Directors

Our board of directors has established an audit committee in accordance with section 3(a)(58)(A) of the Securities and Exchange Act, as amended, a leadership development and compensation committee (the “compensation committee”) and a nominating and governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: General Counsel or under the link to “Corporate Governance” in the Investor Relations section of our website under "Governance Documents," which can be found at http://investors.servicenow.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Mr. Codd, who is the chair of the audit committee, Ms. Sands and Mr. Strauss. Ms. Sands was appointed to the audit committee on April 24, 2015. Mr. Miller served on the audit committee throughout 2015 and until his resignation from the committee on February 22, 2016. The composition of our audit committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NYSE listing standards. In addition, our board of directors has determined that Mr. Codd is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. The designation does not impose on Mr. Codd any duties, obligations or liabilities that are greater than are generally imposed on any other member of our audit committee and our board of directors. Mr. Codd currently serves on the audit committee of four public companies. Our board of directors has determined that such simultaneous service does not impair the ability of Mr. Codd to effectively serve as a member of our audit committee. Our audit committee, among other things:

•	selects and appoints a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of, and oversees our company's relationship with, the independent registered public accounting firm;

•	discusses the plan, staffing and scope of the integrated and proposed audit fees audit with the independent registered public accounting firm;

•
oversees our accounting and financial reporting processes and reviews, with management and the independent accountants, our interim and year-end operating results and the associated quarterly reviews and annual audit results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	oversees the adequacy and effectiveness of the Company's internal accounting and disclosure controls;

•	reviews and monitors our compliance and enterprise risk management programs;

•	reviews and approves our transactions with related parties;

•	oversees our internal audit function, including internal audit staffing, the annual internal audit plan and audit procedures and reports issued; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Leadership Development and Compensation Committee

Our compensation committee is comprised of Mr. Miller, who is the chair of the compensation committee, Ms. Bostrom and Mr. Barber. Ms. Bostrom was appointed to the compensation committee on March 25, 2015. Mr. Leone served on the compensation committee during a portion of 2015, until he retired from our board of directors on October 22, 2015. The composition of our compensation committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves or recommends that our board of directors approve, the compensation of our executive officers;

•	reviews and recommends to our board of directors the compensation of our directors;

•	reviews and approves the terms of any material agreements with our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans;

•	establishes and reviews our overall compensation philosophy; and

•	reviews with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures, if any.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, as well as stockholder interests. The compensation committee, subject to approval by our board of directors, has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors. Under its charter, our compensation committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the compensation committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for the year ended December 31, 2015. The compensation committee retains and does not delegate any of its power to determine all matters of executive compensation and benefits for officers of the company, although the CEO and the Human Resources department present compensation and benefit proposals to the compensation committee. Compensia representatives meet informally with the chair of our compensation committee and regularly with our compensation committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our compensation committee (and not on behalf of management) to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee's approval.

With the assistance of Compensia, our compensation committee generally reviews executive officer compensation, including base salary levels, and the target levels for variable cash and any equity incentive awards, following the end of each year and at the recommendation of our CEO. In connection with this review, our compensation committee considers any input that it may receive from our CEO (with respect to executive officers other than himself) to evaluate the performance of each executive officer and sets each executive officer's total target cash compensation for the current year. Our CEO does not participate in the deliberations regarding the setting of his own compensation by our compensation committee other than those establishing, in consultation with our compensation committee, the company performance objectives for all executive officer participants under our performance-based bonus plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Mr. Strauss, who is the chair of the nominating and governance committee, and Mses. Bostrom and Sands. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and board committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews conflicts of interest and proposed waivers of the Code of Conduct and Ethics Policy;

•	reviews developments in corporate governance practices; and

•	evaluates the adequacy of our corporate governance practices and reporting.

Mitigation of Risk Relating to Compensation

Our compensation committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•
The fixed (or base salary) component of our compensation program is designed to provide income independent of our stock price performance so that our employees will not focus exclusively on short term stock price performance to the detriment of other important business metrics and the creation of long term stockholder value. The variable (cash bonus and equity) components of compensation are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success. We feel that the variable elements of our compensation program are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short-term and long-term corporate results, while the fixed element is also sufficiently high to discourage the taking of unnecessary or excessive risks in pursuing such results.

•
We have strict internal controls over the measurement and calculation of revenue and operating income and other performance metrics, designed to keep them from being manipulated by any employee, including our executives. In addition, all of our employees are required to comply with our Code of Conduct and Ethics Policy, which covers among other things, accuracy in keeping our records.

•
The compensation committee approves the annual employee and new hire equity guidelines that control the standard equity grants, which are then granted by the Plan Grant Administrator, who has been delegated authority to grant equity awards, as well as the overall equity pool. Any recommended equity grants outside of guidelines or to executive officers reporting to the CEO of the company require special approval by the compensation committee.

•	We maintain stock ownership guidelines for our executive officers and the non-employee members of our board of directors to support these individuals acting as owners of the company.

•
Our insider trading policy prohibits our executive officers and the non-employee members of our board of directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. Our insider trading policy further prohibits our employees (including our executive officers) and the non-employee members of our board of directors from pledging our equity securities so that such individuals cannot insulate themselves from the effects of poor stock price performance.

•
We maintain a compensation recovery (“clawback”) policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

Compensation Committee Interlocks and Insider Participation

During 2015, the members of our compensation committee were Messrs. Barber, Leone and Miller and Ms. Bostrom, who was appointed to the committee in March, 2015. Mr. Leone served on the compensation committee during a portion of 2015, until he retired from our board of directors on October 22, 2015. None of the members of our compensation committee in 2015 was at any time during 2015 or at any other time an officer or employee of the company or any of its subsidiaries, and none had or have any relationships with the company that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2015.

Board and Committee Meetings and Attendance

The board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. The board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. The board of directors held five meetings during 2015 and also acted by unanimous written consent, the audit committee held nine meetings and also acted by unanimous written consent, the compensation committee held four meetings and also acted by unanimous written consent, and the nominating and governance committee held four meetings. During 2015, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and meetings of committees on which such member served, that were held during the period in which such director served during 2015.

Board Attendance at Annual Stockholders’ Meeting

It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders in person or by telephone or video conference call.  All but one of our directors attended our 2015 annual meeting.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our chairman, currently Mr. Barber, is the presiding director at these meetings.

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that apply to all of our board members, officers and employees. Our Code of Conduct and Ethics Policy is posted in the Investor Relations section of our website under "Governance Documents," which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.” Any amendments or waivers of our Code of Conduct and Ethics Policy pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

COMMUNICATION WITH OUR BOARD

Any interested party wishing to communicate with our board of directors may write to the board at Board of Directors, c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054 or send an email to ir@servicenow.com. Our Corporate Secretary will forward these letters and emails directly to the board of directors. Interested parties may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to the board of directors any abusive, threatening or otherwise inappropriate materials.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee's charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and/or conducting background checks.

Policy Regarding Stockholder Nominations. The nominating and governance committee considers stockholder recommendations for director candidates. The nominating and governance committee has established the following procedure for stockholders to submit director nominee recommendations:

•	Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the board of directors.

•
If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not fewer than 75 or more than 105 days prior to the first anniversary of the previous year's annual meeting.

•
Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

•
The nominating and governance committee considers nominees based on our need to fill vacancies or to expand the board of directors, and also considers our need to fill particular roles on the board of directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The nominating and governance committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Director Qualifications

The goal of the nominating and governance committee is to ensure that our board of directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The nominating and governance committee seeks to achieve a balance of knowledge, experience and capability on our board of directors. To this end, the nominating and governance committee seeks nominees on the basis of, among other things, independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and willingness and ability to devote adequate time and effort to board responsibilities in the context of the existing composition, other areas that are expected to contribute to the board of director’s overall effectiveness and the needs of the board of directors and its committees. Although the nominating and governance committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. In addition, while the nominating and governance committee does not have a formal policy with respect to diversity, the nominating and governance committee values members who represent diverse viewpoints. The nominating and governance committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the nominating and governance committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the nominating and governance committee submits its chosen nominees to the board of directors for approval. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine members, and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2017 and 2018, respectively. At the recommendation of our nominating and governance committee, our board of directors proposes that each of the three Class I nominees named below be elected as a Class I director for a three-year term expiring at the 2019 annual meeting and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.
There are no familial relationships among our directors and executive officers.

Information Regarding Nominees and Continuing Directors

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of April 15, 2016, are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Paul V. Barber	54	Managing General Partner of JMI Equity	June 2005
Ronald E.F. Codd	60	Consultant; Former Chief Executive Officer of Momentum Business Applications, Inc.	February 2012
Frank Slootman	57	Chief Executive Officer of ServiceNow, Inc.	May 2011

Paul V. Barber has served on our board of directors since June 2005. In November 1998, Mr. Barber joined JMI Equity, a growth equity firm, where he now serves as a Managing General Partner. Mr. Barber also serves on the boards of directors of several private companies. From 1990 to 1998, Mr. Barber was the Managing Director and Head of the Software Investment Banking Practice at Alex. Brown & Sons. Mr. Barber received an A.B. in Economics from Stanford University and an M.B.A. from the Harvard Business School. Our board believes that Mr. Barber's management experience and his service on other boards of directors in the information technology industry, including his experience in finance, give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our board of directors.

Ronald E.F. Codd has served on our board of directors since February 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd presently serves on the board of directors of three other public companies: FireEye, Inc., Rocket Fuel, Inc. and Veeva Systems, Inc. Mr. Codd previously served on numerous information technology boards including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our board believes that Mr. Codd's management experience and his software industry experience, including his experience in finance and accounting, give him the breadth of knowledge and valuable understanding of our industry and audit committee functions that qualify him to serve as a member of our board of directors.

Frank Slootman has served as our President and Chief Executive Officer, and as a director, since May 2011. Mr. Slootman served as a partner with Greylock Partners, a venture capital firm, from March 2011 to April 2011, and served as an advisor to EMC Corporation, an information technology company, from January 2011 to February 2012. From July 2009 to December 2010, Mr. Slootman served as President of the Backup Recovery Systems Division at EMC. From July 2003 to July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain, Inc., an electronic storage solution company, which was acquired by EMC in 2009. Prior to joining

Data Domain, Mr. Slootman served as an executive at Borland Software Corporation from June 2000 to June 2003, most recently as Senior Vice President of Products. From March 1993 to June 2000, Mr. Slootman held consecutive general management positions for two enterprise software divisions of Compuware Corporation. Mr. Slootman holds undergraduate and graduate degrees in Economics from the Netherlands School of Economics, Erasmus University Rotterdam. Our board believes that Mr. Slootman's business expertise, including his prior executive level leadership, gives him the operational expertise, breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our board of directors.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of April 15, 2016, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience and qualifications of each director that led to the conclusion that each director should serve as a member of our board of directors.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors - Terms Expiring 2017:
Charles H. Giancarlo	58	Investor, Former Managing Director of Silver Lake Partners	November 2013
Anita M. Sands	39	Former Group Managing Director, Head of Change Leadership of UBS Financial Services	July 2014
William L. Strauss	57	Former Chief Executive Officer of Shoedazzle.com, Inc. and Provide Commerce, Inc.	February 2011

Class III Directors - Terms Expiring 2018:
Susan L. Bostrom	55	Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc.	July 2014
Frederic B. Luddy	61	Chief Product Officer of ServiceNow, Inc.	June 2004
Jeffrey A. Miller	65	Chief Executive Officer of JAMM Ventures	February 2011

Charles H. Giancarlo has served on our board of directors since November 2013. Mr. Giancarlo is an entrepreneur and investor with over 30 years of experience in the semiconductor, communications and networking industries. From 2008 until 2013, he was a Managing Director of Silver Lake Partners, a private investment firm that focuses on the technology, technology-enabled and related growth industries. From May 1993 to December 2007, Mr. Giancarlo served in numerous senior executive roles at Cisco Systems, Inc., a provider of communications and networking products and services, most recently as the Executive Vice President and Chief Development Officer from May 2004 to December 2007. Mr. Giancarlo serves on the boards of directors of Accenture plc, a management consulting business, Avaya, Inc. a provider of business collaboration and communications solutions, Imperva, Inc., a provider of business security solutions, Arista Networks, Inc., a manufacturer of networking products, and various private companies. Mr. Giancarlo previously served on the board of directors of Netflix, Inc. an online movie rental subscription service, from April 2007 until May 2012. Mr. Giancarlo holds a B.S. in Electrical Engineering from Brown University, an M.S. in Electrical Engineering from the University of California, Berkeley and an M.B.A. from Harvard Business School. Our board believes that Mr. Giancarlo’s business expertise, including his prior executive level leadership and experience on the boards of similar companies, gives him the operational expertise, breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our board of directors.

Anita M. Sands has served on our board of directors since July 2014. From April 2012 to September 2013, Ms. Sands served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. Prior to that, from April 2010 to April 2012, Ms. Sands was Group Managing Director and Chief Operating Officer at UBS Financial Services, and from October 2009 to April 2010, Ms. Sands was a Transformation

Consultant at UBS Financial Services. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.’s Global Operations and Technology organization. Ms. Sands also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands serves on the board of directors of Symantec Corporation, a provider of security solutions and also on the board of directors of Pure Storage, Inc., a provider of enterprise flash storage solutions. Ms. Sands holds a bachelor’s degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a doctorate in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and a master’s degree of science in public policy and management from Carnegie Mellon University. Our board believes that Ms. Sands possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience and leadership roles in the financial services industry.

William L. Strauss has served on our board of directors since February 2011. From September 2011 to September 2012, Mr. Strauss served as Chief Executive Officer and director of Shoedazzle.com, Inc., an online fashion company. From November 1999 to September 2011, Mr. Strauss served as Chief Executive Officer and a director of Provide Commerce, Inc., an e-commerce marketplace of websites, which was acquired by Liberty Media Corporation in 2006. Mr. Strauss holds a B.A. in Accounting from Syracuse University. Our board believes that Mr. Strauss' management experience gives him the appropriate set of skills that qualify him to serve as a member of our board of directors.

Susan L. Bostrom has served on our board of directors since July 2014. From January 2006 to January 2011, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom serves on the boards of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, Cadence Design Systems, Inc., an electronic design software company, Marketo, Inc., a provider of software as a service marketing automation solutions and Rocket Fuel, Inc., an artificial intelligence media buying company. Ms. Bostrom holds a B.S. in marketing from the University of Illinois and an M.B.A. from the Stanford Graduate School of Business. Our board believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience and leadership roles in the technology industry, her knowledge of marketing, and her experience serving on the board of directors of other technology companies.

Frederic B. Luddy has served as our Chief Product Officer since May 2011. Mr. Luddy founded ServiceNow in June 2004 and served as our President and Chief Executive Officer from that time until May 2011 and as a director since June 2004. From April 1990 to October 2003, Mr. Luddy served as Chief Technology Officer of Peregrine Systems, Inc., an enterprise software company. Prior to joining Peregrine Systems, Mr. Luddy founded Enterprise Software Associates, a software company, and was employed by Boole and Babbage, Inc., a software company, and the Amdahl Corporation, an information technology company. Our board believes Mr. Luddy's experience as the founder of ServiceNow, his knowledge of software and the software industry, as well his executive level experience and software and hardware development expertise give him the breadth of knowledge and leadership capabilities that qualify him to serve as a member of our board of directors.

Jeffrey A. Miller has served on our board of directors since February 2011. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a business consulting firm, since January 2002. Mr. Miller has served as a trustee for Santa Clara University since October 2012. From January 2002 to March 2006, Mr. Miller also served as a Venture Partner with Redpoint Ventures. Mr. Miller previously served on the board of directors of Data Domain from October 2006 to July 2009 and McAfee, Inc. from June 2008 to February 2011. Mr. Miller holds a B.S. in Electrical Engineering and Computer Science and an M.B.A. from Santa Clara University. Our board believes that Mr. Miller's consulting and investment experience and his service on the boards of directors of other companies in the information technology industry give him the appropriate set of skills that qualify him to serve as a member of our board of directors.

Director Compensation
2015 Compensation. The following table provides information for the year ended December 31, 2015, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2015. The table excludes Messrs. Luddy and Slootman who are named executive officers of the Company and did not receive separate compensation as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	RSU Awards ($)(1)	Total ($)
Paul V. Barber	47,000	149,968	149,961	346,929
Susan L. Bostrom(2)	50,794	149,968	149,961	350,723
Ronald E.F. Codd	60,000	149,968	149,961	359,929
Charles H. Giancarlo	40,000	149,968	149,961	339,929
Jeffrey A. Miller	65,000	149,968	149,961	364,929
Anita M. Sands(3)	51,868	149,968	149,961	351,797
William L. Strauss	59,000	149,968	149,961	358,929
Douglas M. Leone(4)	38,060	—	—	38,060
___________________
(1)    Amounts listed under “Option Awards” and “RSU Awards” in the foregoing table represent the aggregate fair value amount computed as of the grant date of each stock option and restricted stock units ("RSU") award during 2015 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts for option awards and RSU awards are included in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to Option Awards, our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.
(2)     Ms. Bostrom was appointed to the compensation committee on March 25, 2015. The amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of her annual retainer for service on the compensation committee.
(3)    Ms. Sands was appointed to the audit committee on April 24, 2015. The amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of her annual retainer for service on the audit committee.
(4)    Mr. Leone retired from our board of directors effective October 22, 2015. The amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of his annual retainer for service on our board of directors and compensation committee.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2015:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Paul V. Barber	4,506	1,930
Susan L. Bostrom	12,310	6,145
Ronald E.F. Codd	166,536	1,930
Charles H. Giancarlo	25,683	4,190
Jeffrey A. Miller	61,536	1,930
Anita M. Sands	17,884	6,145
William L. Strauss	156,536	1,930

Annual Retainer Fees. In 2015, each of our non-employee directors were compensated as follows:

•	$40,000 annual cash retainer for services on our board of directors;

•	$20,000 for the chair of our audit committee and $10,000 for each of its other members;

•	$15,000 for the chair of our compensation committee and $7,000 for each of its other members; and

•	$9,000 for the chair of our nominating and corporate governance committee and $5,000 for each of its other members.

In January 2016, after reviewing competitive market data, our board of directors approved the following annual retainer fees for our non-employee directors:

•	$40,000 annual cash retainer for services on our board of directors;

•	$25,000 for the chair of our audit committee and $10,000 for each of its other members;

•	$20,000 for the chair of our compensation committee and $7,000 for each of its other members; and

•	$10,000 for the chair of our nominating and corporate governance committee and $5,000 for each of its other members.

Equity Awards. On the date of our 2015 annual meeting, each continuing non-employee director received stock options with an aggregate value of $150,000, determined by dividing such amount by the Black-Scholes value of a stock option on the date of grant, and RSUs with an aggregate value of $150,000 based on the fair market value of our common stock on the date of grant. The stock options and RSUs will vest in full and the stock options will become exercisable on the date immediately preceding this meeting, so long as such director provides continuous service to us.

In January 2016, after reviewing competitive market data, our board of directors approved changes to the equity compensation policy for our non-employee directors. A newly-elected or appointed non-employee director will be granted an RSU award with an aggregate value of $325,000 based on the fair market value of our common stock on the date of grant. Such initial RSU award will vest in full on the date of our next annual meeting, so long as such director provides continuous services to us. In the event that a newly-appointed or elected non-employee director joins our board of directors other than at an annual meeting, such new director's initial RSU award will be prorated based on the number of full months served from the initial appointment or election until our next annual meeting. Also, each year on the date of our annual meeting, each continuing non-employee director will be granted an RSU award with an aggregate value of $325,000 based on the fair market value of our common stock on the date of grant. Each such annual RSU award will vest in full on the earlier of the one-year anniversary of the grant date or the date immediately preceding the subsequent annual meeting, so long as such director provides continuous services to us.

All equity awards to non-employee directors accelerate and vest in full in the event of a change in control. Options have 10-year terms and terminate three months following the date the director ceases to provide continuous services to us or 12 months following that date if the termination is due to death or disability.

In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards; however, no such discretionary equity awards were granted in fiscal 2015.

Members of our board of directors are subject to our policy regarding minimum stock ownership requirements. Non-employee members of our board of directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. The non-employee members of our board of directors and executive officers are required to meet these guidelines within five years of becoming subject to them.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings, certain company events and approved continuing education programs.

Vote Required and Board of Directors' Recommendation

Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this meeting is uncontested and, therefore, the majority voting standard will apply. That means, in order for a nominee to be elected, the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election. We have adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will tender his or her resignation for consideration by our board of directors. Our nominating and governance committee will then recommend to the board of directors the action to be taken with respect to such offer of resignation.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named above, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH
OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are providing stockholders an opportunity to approve the compensation of our named executive officers as disclosed in this Proxy Statement. While the results of the vote are non-binding and advisory in nature, the board of directors intends to carefully consider the results of this vote.

Frequency of Stockholder Advisory Votes on Executive Compensation

At our 2014 annual meeting, we asked our stockholders to express a preference for the frequency of an advisory vote on the compensation of the Named Executive Officers (a “Say-on-Pay” vote). The proposal with respect to the frequency of our Say-on-Pay votes is commonly known as a “Say-When-on-Pay” vote. Our board of directors reviewed the results of the Say-When-on-Pay vote conducted in 2014 and an annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our board of directors determined that we will hold a Say-on-Pay vote on an annual basis.

In considering their Say-on-Pay vote, stockholders are urged to review with care the information on the company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis section of this proxy statement, as well as the discussion regarding the compensation committee in the Corporate Governance section of this proxy statement.

Our company’s goal for our executive compensation program is to attract, motivate, and retain our executives who are critical to our success. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe our executive compensation program has been instrumental in helping us achieve our strong financial performance.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the performance-based restricted stock units (the "PRSUs") are “at risk” based on corporate performance, see “Mitigation of Risk Relating to Compensation” above;

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers is in the form of equity-based compensation, which we feel aligns the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives; and performance-based long-term equity incentives in the form of PRSUs;

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change in control benefits, see "Employment Arrangements" and "Potential Payments upon Termination or Change in Control" below;

•	No 280G Tax Gross-Ups. We do not provide 280G tax gross-ups to our executive officers;

•	Stock Ownership Policy. We maintain stock ownership guidelines for our executive officers and the non-employee members of our board of directors;

•
Compensation Recovery Policy. We maintain a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct, any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements; and

•	Multi-Year Vesting Requirements. The PRSUs granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

Advisory Vote and Board of Directors' Recommendation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the board of directors requests the stockholders vote on an advisory basis to approve the following resolution at the meeting:

RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.

While the results of this advisory vote are not binding, the compensation committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding named executive officers. The compensation committee and the board of directors value the opinions of our stockholders. Unless the board of directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2017 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as the company's principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2016. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to our stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, our audit committee will review its future selection of PricewaterhouseCoopers LLP as the company's principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited the company's financial statements for the year ended December 31, 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for the company's audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2015 and 2014. Our audit committee has determined that PricewaterhouseCoopers LLP's provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP's independence from the company. The aggregate fees billed for the years ended December 31, 2015 and 2014 for each of the following categories of services are as follows:

Fees Billed to ServiceNow	Year Ended December 31, 2015	Year Ended December 31, 2014
	(in thousands)	(in thousands)
Audit fees (1)	$2,288	$2,265
Audit related fees (2)	$21	$19
Tax fees (3)	$138	$131
All other fees	$2	$2
Total fees	$2,448	$2,416
___________________
(1)    “Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and audit fees related to accounting matters that were addressed during the annual audit and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

(2)    “Audit related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)    “Tax fees” consists of fees billed for tax compliance and transfer pricing services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016, by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 162,848,163 shares of our common stock outstanding on March 31, 2016. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2016, or subject to RSUs that have vested or will vest within 60 days of March 31, 2016 to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
T. Rowe Price Associates, Inc. (1)	16,872,203	10.4%
Entities affiliated with FMR, LLC (2)	10,870,717	6.7%
Vanguard Group, Inc. (3)	10,429,936	6.4%
Wellington Management Group, LLP (4)	17,011,202	10.4%

Directors and Named Executive Officers:
Frank Slootman (5)	2,642,053	1.6%
Frederic B. Luddy (6)	5,264,425	3.2%
Michael P. Scarpelli (7)	208,551	*
David L. Schneider (8)	181,233	*
Daniel R. McGee (9)	122,922	*
Paul V. Barber (10)	694,291	*
Susan L. Bostrom (11)	2,601	*
Ronald E.F. Codd (12)	183,036	*
Charles H. Giancarlo (13)	26,469	*
Jeffrey A. Miller (14)	140,161	*
Anita M. Sands (15)	11,080	*
William L. Strauss (16)	155,161	*

All executive officers and directors as a group (12 persons) (17)	9,631,983	5.9%
___________________
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)    Shares owned as of December 31, 2015, according to a Schedule 13G/A filed with the SEC on February 10, 2016. These securities are owned by various individuals and institutional investors of which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(2)    Shares owned as of December 31, 2015, according to a Schedule 13G/A filed with the SEC by FMR LLC on February 12, 2016. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 1,487,730 shares and sole dispositive power with respect to all 10,870,717 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant entities that beneficially own shares of our common stock as: Fidelity Management & Research (Hong Kong) Limited; FMR Co., Inc.; FIAM LLC; Fidelity Institutional Asset Management Trust Company; and Strategic Advisers Inc. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)    Shares owned as of December 31, 2015, according to the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 11, 2016. The Vanguard Group, Inc. has beneficial ownership of 10,429,936 shares. The Vanguard Group, Inc. reported (1) sole dispositive power with respect to 10,266,239 shares, (2) shared dispositive power with respect to 163,697 shares and (3) sole voting power with respect to 150,347 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 101,597 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 110,850 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19335.
(4)    Shares owned as of March 31, 2016, according to a Schedule 13G filed with the SEC by Wellington Management Group LLP ("Wellington") on April 11, 2016. Wellington has beneficial ownership of 17,011,202 shares. Wellington reported (1) shared voting power with respect to 11,257,269 shares and (2) shared dispositive power with respect to 17,011,202 shares. The Schedule 13G identifies Wellington Management Group LLP as a parent holding company and identifies the relevant entities that beneficially own shares of our common stock as: Wellington Management Group LLP; Wellington Group Holdings LLP; Wellington Investment Advisors Holdings LLP; and Wellington Management Company LLP. The address for Wellington is 280 Congress Street, Boston, MA 02210.
(5)    Consists of (i) 2,478,871 shares subject to stock options held by Mr. Slootman that are exercisable within 60 days of March 31, 2016, (ii) 86,763 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2016, and (iii) 76,419 shares of common stock held by Mr. Slootman.
(6)    Consists of (i) 650,000 shares held by the Luddy Family Dynasty Trust LLC of which Mr. Luddy may be deemed to have voting and investment power, (ii) 3,776,588 shares held by the Frederic B. Luddy Family Trust of which Mr. Luddy is a trustee, (iii) 240,000 shares subject to stock options held by Mr. Luddy that are exercisable within 60 days of March 31, 2016, (iv) 282,843 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2016, (v) 19,000 shares of common stock held by Mr. Luddy's spouse, (vi) 26,000 shares of common stock held by The Genta A. Luddy Revocable Trust Number One, of which Mr. Luddy's spouse is a trustee, and (vii) 269,994 shares of common stock held by Mr. Luddy.
(7)    Consists of (i) 60,937 shares subject to stock options held by Mr. Scarpelli that are exercisable within 60 days of March 31, 2016, (ii) 43,382 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2016, and (iii) 104,232 shares of common stock held by Mr. Scarpelli.
(8)    Consists of (i) 101,015 shares subject to stock options held by Mr. Schneider that are exercisable within 60 days of March 31, 2016, (ii) 49,632 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2016, (iii) 190 shares held by Schneider 2001 Living Trust of which Mr. Schneider is a Trustee, and (iv) 30,396 shares of common stock held by Mr. Schneider.
(9)    Consists of (i) 12,500 shares subject to stock options held by Mr. McGee that are exercisable within 60 days of March 31, 2016, (ii) 55,882 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2016, and (iii) 54,540 shares of common stock held by Mr. McGee.
(10)    Consists of (i) 583,628 shares held by a revocable living trust of which Mr. Barber is a beneficiary and for which he may be deemed to control investment decisions, and (ii) 110,663 shares held by irrevocable family trusts for which Mr. Barber may be deemed to control investment decisions. Mr. Barber disclaims beneficial ownership of the shares held by the trusts referred to in clause (ii) Mr. Barber's principal address is 100 International Drive, Suite 19100, Baltimore, Maryland 21202.
(11)    Consists of 2,601 shares subject to stock options held by Ms. Bostrom that are exercisable within 60 days of March 31, 2016.

(12)    Consists of (i) 475 shares held by the Codd Revocable Trust of which Mr. Codd is grantor, trustee and beneficiary, (ii) 162,030 shares subject to stock options held by Mr. Codd that are exercisable within 60 days of March 31, 2016, and (iii) 20,531 shares of common stock held by Mr. Codd.
(13)    Consists of (i) 18,819 shares subject to stock options held by Mr. Giancarlo that are exercisable within 60 days of March 31, 2016, and (ii) 7,650 shares of common stock held by Mr. Giancarlo.
(14)    Consists of (i) 57,030 shares subject to the stock options held by Mr. Miller that are exercisable within 60 days of March 31, 2016, (ii) 80,000 shares held by the Miller Living Trust, dated July 7, 1985, of which Mr. Miller is co-trustee, and (iii) 3,131 shares of common stock held by Mr. Miller.
(15)    Consists of (i) 8,175 shares subject to stock options held by Ms. Sands that are exercisable within 60 days of March 31, 2016, and (ii) 2,905 shares of common stock held by Ms. Sands.
(16)    Consists of (i) 152,030 shares subject to stock options held by Mr. Strauss that are exercisable within 60 days of March 31, 2016, and (ii) 3,131 shares of common stock held by Mr. Strauss.
(17)    Consists of (i) 5,819,473 shares of common stock, and (ii) 3,294,008 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2016, and (iii) 518,502 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2016.

MANAGEMENT

The names of our executive officers, their ages as of April 15, 2016, and their positions are shown below.

Name	Age	Position
Frank Slootman	57	Director, President and Chief Executive Officer
Frederic B. Luddy	61	Director and Chief Product Officer
Michael P. Scarpelli	49	Chief Financial Officer
David L. Schneider	48	Chief Revenue Officer
Daniel R. McGee	56	Chief Operating Officer

Our board of directors chooses executive officers, who then serve at the discretion of the board of directors. There is no family relationship between any of the directors or executive officers and any other director or executive officer of ServiceNow.

For information regarding Messrs. Slootman and Luddy, please refer to "Election of Directors” above.

Michael P. Scarpelli has served as our Chief Financial Officer since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance & Business Operations of the Backup Recovery Systems Division at EMC. From September 2006 to July 2009, Mr. Scarpelli served as Chief Financial Officer of Data Domain. Prior to joining Data Domain, Mr. Scarpelli served as Executive Vice President and Chief Financial Officer for Lexar Media, Inc., a flash memory manufacturer, from January 2006 until Lexar was acquired by Micron Technology, Inc. in August 2006. From January 2002 to December 2005, Mr. Scarpelli held senior positions at HPL Technologies, Inc., a provider of yield management software and test chip solutions, most recently as Senior Vice President and Chief Financial Officer. Mr. Scarpelli began his career at PricewaterhouseCoopers LLP from May 1989 to December 2001. Mr. Scarpelli holds a B.A. in Economics from the University of Western Ontario.

David L. Schneider has served as our Chief Revenue Officer since June 2014. From June 2011 to May 2014 he served as our
Senior Vice President of Worldwide Sales and Services. From July 2009 to March 2011, Mr. Schneider served as Senior Vice President of Worldwide Sales of the Backup Recovery Systems Division of EMC. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, most recently Senior Vice President of Worldwide Sales. Prior to joining Data Domain, Mr. Schneider served as Vice President of Alliances, Channel and OEM Sales for Borland Software from January 2003 to December 2003. From May 2002 to January 2003, Mr. Schneider served as Vice President of Western United States Sales for TogetherSoft Corporation (later acquired by Borland Software). From January 1999 to May 2002, Mr. Schneider was Western Regional Manager at Iona Technologies, Inc., an infrastructure software company. Mr. Schneider holds a B.A. in Political Science from the University of California, Irvine.

Daniel R. McGee has served as our Chief Operating Officer since June 2014. From August 2011 to May 2014 he served as our Senior Vice President of Engineering. From July 2009 to August 2011, Mr. McGee served as Senior Vice President of Engineering and Support of the Backup Recovery Systems Division of EMC. From February 2006 to July 2009, Mr. McGee held senior positions at Data Domain, most recently Senior Vice President of Engineering and Support. Prior to joining Data Domain, Mr. McGee served as Vice President of Engineering at Aventail Corporation from March 2004 to February 2006 and held various positions at Pinnacle Systems, Inc. from August 1999 to March 2004 including the joint position of Director of Network Solutions and General Manager of Distributed Broadcast Solutions. Mr. McGee holds a B.S. in Electrical Engineering & Computer Science from Oregon State University and an M.S. in Engineering Management from Stanford University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why the compensation committee arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2015. During 2015, these individuals were:

•	Frank Slootman, our President and Chief Executive Officer (our “CEO”);

•	Frederic B. Luddy, our Chief Product Officer;

•	Michael P. Scarpelli, our Chief Financial Officer (our “CFO”);

•	Daniel R. McGee, our Chief Operating Officer; and

•	David L. Schneider, our Chief Revenue Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

Executive Summary

We are a leading provider of enterprise cloud computing solutions that define, structure, manage and automate services across the global enterprise. Our mission is to help the modern enterprise operate faster and be more scalable by applying a service-oriented lens to the activities, tasks and processes that comprise day-to-day work life. Our solutions, and the custom solutions built by our customers and partners, all of which are delivered through our highly flexible and scalable platform, are empowering enterprises to change the way people work.

In 2004, we pioneered the cloud-based delivery of information technology (IT) service management applications that helped enterprises define and structure services and workflows, provide an intuitive user experience and knowledge base, implement service delivery, establish service level agreements and provide analytics. Today, we provide cloud-based service management and business management solutions that address the needs of many departments within an enterprise, including IT, human resources (HR), facilities, field service, marketing, customer service, security, legal and finance. Our service management solutions are built on our proprietary platform that also allows customers to easily create, by themselves or with our partners, their own service-oriented applications for use in departments across the enterprise.

We also provide a suite of IT operations management (ITOM) solutions that enhance visibility of business services and infrastructure with a single system of record, increase service availability and maximize operational agility. By capturing and correlating service and infrastructure events across multiple IT systems and monitoring tools, our ITOM solutions help enterprises easily detect and diagnose service issues and restore services more quickly. Through the use of predictive analytics, our ITOM solutions can also predict infrastructure and business service issues, resulting in a less reactive and more proactive IT organization.

We deliver our software applications via the Internet as a service, through an easy-to-use, consumer-like interface, which means they can be rapidly deployed and easily configured.

We market our services to enterprises in a wide variety of industries, including financial services, consumer products, IT services, health care and technology. We sell our solutions primarily through direct sales and to a lesser extent through indirect channel sales. We also provide a portfolio of comprehensive professional services to customers through our professional services experts and a network of partners.

Highlights of 2015 Corporate Results

2015 was another year in which we experienced consistently high year-over-year growth rates. Specifically, during 2015 we:

•	recorded revenues of $1.0 billion, an increase of 47% compared to the prior year;

•	recorded billings of $1.2 billion, an increase of 41% compared to the prior year; and

•	generated operating cash flow of $315.1 million, an increase of 127% compared to the prior year.

Highlights of 2015 Executive Compensation Actions

In line with our performance and compensation objectives, the compensation committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2015:

•	Increased the base salary from 2014 of our CEO by 5.9%, and the base salaries of the four other Named Executive Officers in amounts ranging from 5.4% to 10.0%;

•
Made quarterly cash bonus payments to the Named Executive Officers for each of the four quarters of 2015, which, in the aggregate, represented approximately 40% of their target bonuses for the full year, including an aggregate cash bonus payment in the amount of $180,330 to our CEO, $99,125 to our CFO, $140,256 to our Chief Product Officer, $118,217 to our Chief Revenue Officer and $88,161 to our Chief Operating Officer; and

•
Granted performance-based restricted stock units, or PRSU, awards to our Named Executive Officers. We did not grant time-based RSU awards or stock options to purchase shares of our common stock to any of our Named Executive Officers.

2015 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a continual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

•
Independent Compensation Committee. The compensation committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns, as described in this proxy statement.

•
Annual Executive Compensation Review. The compensation committee annually reviews and approves our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

•
Independent Compensation Committee Advisors. The compensation committee engaged its own compensation consultant to assist with its 2015 compensation review. This consultant performed no other consulting or other services for us and, based on our review, our board of directors and management have determined that the compensation consultant is independent and does not have other relationships with us that would impair its independence.

•
Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the PRSUs are “at risk” based on corporate performance, see “Mitigation of Risk Relating to Compensation” above;

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers, including the Named Executive Officers, is in the form of equity-based compensation, which we believe aligns the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives; and performance-based long-term equity incentives in the form of PRSU awards;

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change in control benefits (see "Employment Arrangements" and "Potential Payments upon Termination or Change in Control" below);

•
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;

•	No 280G Tax Gross-Ups. We do not provide any tax gross-ups that may arise due to the application of Sections 280G and 4999 of the Code to our executive officers;

•
Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees, except that we reimburse our executive officers for the costs of an annual physical examination and provide a gross up to cover the income taxes associated with this reimbursement;

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our Named Executive Officers and the non-employee members of our board of directors;

•
Compensation Recovery Policy. We maintain a compensation recovery or clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements;

•
Hedging and Pledging Prohibitions. Our insider trading policy prohibits our employees (including our executive officers) and our board of directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. Our insider trading policy further prohibits our employees (including our executive officers) and our board of directors from pledging our equity securities; and

•	Multi-Year Vesting Requirements. The PRSU awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2015 annual meeting, we conducted a non-binding stockholder advisory vote on the 2014 compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2014 compensation of the Named Executive Officers with approximately 98.8% of the votes cast in favor of the proposal. We believe that this result demonstrates that our stockholders are supportive of our executive compensation program.

As the compensation committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following our annual review of our executive compensation philosophy, the compensation committee decided to retain our general approach to executive compensation. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.

At our 2014 annual meeting, we held a non-binding stockholder advisory vote on the frequency of future "Say-on-Pay" votes (commonly known as a “Say-When-on-Pay” vote), and our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered, our board of directors determined that we will hold annual Say-on-Pay votes until the next required Say-When-on-Pay vote.

Therefore, following this meeting, the next Say-on-Pay vote will occur at our 2017 annual meeting.

Compensation Philosophy and Objectives

We believe in providing a competitive total compensation package to our executive officers, including the Named Executive Officers, through a combination of base salary, performance-based cash bonuses, equity awards, and broad-based welfare and health benefit plans. Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate and retain executive officers of outstanding ability and potential;

•	reward the achievement of key performance measures; and

•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

We believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size operating in the software services industry, taking into account our company's relative performance, our company's strategic objectives, and the performance of the individual executive.

Executive Compensation Design

The compensation arrangements for our executive officers, including the Named Executive Officers, consist of base salary and quarterly cash bonus opportunities, equity awards, and certain employee welfare and health benefits. The key component of our executive compensation program continues to be equity compensation. Historically, we have emphasized the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Although in past years we have provided equity compensation in the form of stock options, in recent years we have emphasized time-based RSU awards that may be settled in shares of our common stock and, beginning in 2014, PRSU awards that may only be earned upon the achievement of certain company performance goals and that may be settled in shares of our common stock.

We believe that RSU awards and PRSU awards that may be settled in shares of our common stock offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of equity incentives that further this objective.

We also offer cash compensation in the form of base salaries and quarterly cash bonus opportunities. Typically, we have structured our cash bonus opportunities to focus on the achievement of specific short-term financial objectives that will further our longer-term growth objectives.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the compensation committee reviews each element of executive compensation separately and also takes into consideration the value of each executive officer's target total direct compensation opportunity (the sum of base salary, cash bonus opportunity, and equity awards) as a whole, and its relative size in comparison to our other executive officers.

The compensation committee reviews our compensation philosophy, as well as our executive compensation program, at least annually. As part of this review process, the compensation committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure our executive compensation program remains competitive. The compensation committee also evaluates whether we are meeting our retention objectives and the potential cost of replacing key executive officers.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation of our executive officers, including the Named Executive Officers. Specifically, the compensation committee oversees our compensation and benefit plans and policies, administers our equity compensation plans, and reviews and approves, both annually and quarterly, the compensation of our executive officers.

The compensation committee operates under a written charter adopted by our board of directors. A copy of the charter is posted on the investor relations section of our website located at http://investors.servicenow.com.

Role of our Chief Executive Officer

Each year, our CEO evaluates the performance of our executive officers, including the Named Executive Officers (other than his own performance), and makes recommendations to the compensation committee with respect to base salary adjustments, target quarterly cash bonus opportunities, actual bonus payments, and equity awards for each executive officer. While the compensation committee takes these recommendations into consideration in its deliberations, it exercises its own independent judgment in approving the executive compensation of our executive officers.

Role of Compensation Consultant

For 2015, the compensation committee again retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist it in developing and administering our executive compensation program. Pursuant to this engagement, Compensia performed the following projects for the compensation committee:

•	Assisted in the review and updating of the compensation peer group;

•	Provided compensation data and analysis for similarly-situated executive officers at our compensation peer group companies; and

•	Updated the compensation committee on emerging trends and best practices in the area of executive compensation.

Compensia does not provide any other services to us. Compensia maintains a conflict of interest policy that is specifically designed to prevent any conflicts of interest. In addition, the compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of The New York Stock Exchange, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the compensation committee.

Competitive Positioning

In connection with its engagement, from time to time the compensation committee directs Compensia to assist it in the review and revision of the compensation peer group. Compensia provides the compensation committee with a recommended list of peer companies for its consideration at least annually. For 2015, this recommended list consists of technology companies with a cloud-based business model that Compensia and the compensation committee determine compete with us for talent, that are located in the same geographical area, and that have similar revenues, market capitalization, and number of employees. While the compensation committee takes account of compensation practices of the peer companies, the compensation committee uses this information as one of many factors in its deliberations on compensation matters and does not target its compensation levels to specific percentiles.

In October 2014, Compensia, at the direction of the compensation committee, evaluated the existing compensation peer group. Following this evaluation, Compensia recommended to the compensation committee the following peer group consisting of 19 publicly-traded companies, which the compensation committee subsequently approved. The companies comprising the updated compensation peer group are as follows:

Arista Networks, Inc.	Palo Alto Networks, Inc.
athenahealth, Inc.	Qlik Technologies, Inc.
CommVault Systems, Inc.	SolarWinds, Inc.
Concur Technologies, Inc.	Splunk, Inc.
CoStar Group, Inc.	SS&C Technologies Holdings, Inc.
FireEye, Inc.	Tableau Software, Inc.
Fortinet, Inc.	The Ultimate Software Group, Inc.
Guidewire Software, Inc.	Veeva Systems, Inc.
LinkedIn Corporation	Workday, Inc.
NetSuite, Inc.

This updated compensation peer group was used by the compensation committee in connection with its compensation deliberations through the end of 2015.

The compensation committee reviews the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The compensation committee then evaluates how our pay practices and the compensation levels of our executive officers compare to the competitive market. As part of this evaluation, the compensation committee also reviews the performance measures and performance goals generally used within the competitive market to reward performance.

Elements of Executive Compensation

The compensation program for our executive officers, including the Named Executive Officers, consists of three principal components:

•	Base salary;

•	Performance-based cash bonuses; and

•	Equity compensation in the form of time-based RSUs and PRSU awards that are settled in shares of our common stock and in 2015 only PRSUs were granted to our Named Executive Officers.

Base Salary

Generally, the compensation committee reviews the base salaries of our executive officers, including the Named Executive Officers, at the beginning of each year and makes adjustments to their base salaries as it determines to be necessary or appropriate. Typically, the compensation committee sets the base salaries of our executive officers at levels which it believes are competitive with current market practices (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, and the base salary levels of our other executive officers. The compensation committee does not apply specific formulas to determine base salary adjustments.

In January 2015, the compensation committee reviewed the base salary of each of our executive officers, including the Named Executive Officers. Based on its comparison of our executive officers’ base salaries to those of the executives holding comparable positions at the companies in the compensation peer group, as well as its assessment of our 2014 performance and the other factors described above, the compensation committee determined that it was appropriate to adjust the base salaries of the Named Executive Officers for 2015 as follows:

Named Executive Officer	2014 Base Salary	2015 Base Salary	Percentage Increase
Mr. Slootman	$425,000	$450,000	5.9%
Mr. Luddy	$330,000	$350,000	6.1%
Mr. Scarpelli	$300,000	$322,642	7.5%
Mr. McGee	$300,000	$330,000	10.0%
Mr. Schneider	$280,000	$295,000	5.4%

Cash Bonuses

We provide our executive officers, including the Named Executive Officers, with the opportunity to earn cash bonuses to encourage the achievement of corporate performance objectives and to reward those individuals who significantly impact our corporate results. The compensation committee determines and approves our cash bonus decisions. For 2015, the compensation committee adopted a bonus plan providing an opportunity for certain key employees, including our Named Executive Officers, to earn quarterly cash bonuses, as described below.

Target Cash Bonus Opportunities

Under the 2015 bonus plan, each of the Named Executive Officers was eligible to receive a quarterly cash bonus as follows:

Named Executive Officer	Quarterly Bonus Target	Aggregate Quarterly Bonus Target	Percentage of 2015 Base Salary
Mr. Slootman	$112,500	$450,000	100.0%
Mr. Luddy	$87,500	$350,000	100.0%
Mr. Scarpelli	$61,840	$247,360	76.7%
Mr. McGee	$55,000	$220,000	66.7%
Mr. Schneider	$73,750	$295,000	100.0%

These quarterly cash bonus targets increased in terms of actual dollar amounts but remained largely the same in terms of percentage of base salary as compared to the 2014 bonus plan.

Performance Measures

For purposes of the 2015 bonus plan, the compensation committee selected target net new annualized contract value (“ACV”) as set forth in our annual operating plan as the exclusive performance measure upon which bonus payments would be based. The compensation committee believed that, for purposes of the 2015 bonus plan, our target net new ACV was the most appropriate corporate performance measure to use because, in its view, it continued to be the best indicator of our successful execution of our annual operating plan. In particular, net new ACV is a good measure of how we are growing our business and our ability to build a consistent revenue stream.

For 2015, the aggregate target level for net new ACV, as set forth in our annual operating plan, was $419,897,000. Using this aggregate target goal, the compensation committee established quarterly net new ACV targets at levels that were consistent with past practices.

In July 2015, the compensation committee reviewed our progress against the ACV target during the first half of the year, which was below the target, and our prospects for the remainder of the year in light of then-existing economic conditions. Based on this review, the compensation committee determined that the initial target level for the net new ACV in the annual operating plan for 2015 was too aggressive and did not meet the compensation program objectives of incentivizing performance and retention for the second half of the year. Accordingly, the compensation committee decided to adjust the aggregate target level for net new ACV for 2015 from $419,897,000 to $396,909,000, a decrease of approximately 5.5%, and to make a corresponding change to the remaining quarterly target levels for net new ACV for the last two quarters of 2015. The ACV target levels for the already completed first and second quarters of 2015 were not adjusted and our below target performance resulted in the payment of below target bonuses for each of these quarters.

The adjusted aggregate target net new ACV represented annual net new ACV growth over 2014 of 40.9%. The compensation committee believed that this adjusted target remained difficult to achieve and would continue to encourage individual and corporate performance.

Annual Bonus Formula

For purposes of the 2015 bonus plan, our executive officers were eligible to earn a cash bonus payment each fiscal quarter to the extent that we achieved at least 80% of the target net new ACV for such quarter. No bonus would be earned if we achieved less than 80% of the target net new ACV for such fiscal quarter. If we achieved between 80% and 100% of the target net new ACV for such fiscal quarter, a bonus would be earned equal to between 0% and 100% of the quarterly bonus target, determined on a linear basis. For example, if we achieved 90% of the target net new ACV for such fiscal quarter, then a bonus would be earned equal to 50% of the quarterly bonus target. In the event that the achievement exceeded 100% of the target net new ACV for such fiscal quarter, an additional bonus would be earned equal to 2% of the quarterly bonus target for each percentage point above the 100% target net new ACV. Under the 2015 bonus plan, the minimum (threshold) bonus that could have been earned was $0 and there was no maximum amount that could have been earned.

2015 Bonus Results

Our actual performance against the relevant target level for each fiscal quarter, as well as the determination of the amount to be received by each executive officer, were determined by the compensation committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonus) and subject to the discretion of the compensation committee to adjust any payment based on individual performance and or corporate financial considerations. The compensation committee did not make any discretionary adjustments to the quarterly bonuses paid to the Named Executive Officers in 2015.

The following table provides information regarding the quarterly payout level achieved and the actual quarterly cash bonuses earned by the Named Executive Officers during 2015:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Payout Percentage Based on Performance Against Target	Actual Quarterly Bonus
Mr. Slootman	First Quarter	$112,500	1.2%	$1,330
	Second Quarter	$112,500	42.2%	$47,423
	Third Quarter	$112,500	82.5%	$92,801
	Fourth Quarter	$112,500	34.5%	$38,776
	Total 2015			$180,330

Mr. Luddy	First Quarter	$87,500	1.2%	$1,034
	Second Quarter	$87,500	42.2%	$36,884
	Third Quarter	$87,500	82.5%	$72,179
	Fourth Quarter	$87,500	34.5%	$30,159
	Total 2015			$140,256

Mr. Scarpelli	First Quarter	$61,840	1.2%	$731
	Second Quarter	$61,840	42.2%	$26,068
	Third Quarter	$61,840	82.5%	$51,011
	Fourth Quarter	$61,840	34.5%	$21,315
	Total 2015			$99,125

Mr. McGee	First Quarter	$55,000	1.2%	$650
	Second Quarter	$55,000	42.2%	$23,184
	Third Quarter	$55,000	82.5%	$45,370
	Fourth Quarter	$55,000	34.5%	$18,957
	Total 2015			$88,161

Mr. Schneider	First Quarter	$73,750	1.2%	$872
	Second Quarter	$73,750	42.2%	$31,088
	Third Quarter	$73,750	82.5%	$60,836
	Fourth Quarter	$73,750	34.5%	$25,420
	Total 2015			$118,217

Other than the quarterly cash bonuses described above, we did not pay our Named Executive Officers any cash bonuses.

Equity Compensation

Currently, we use RSU awards with both time-based and performance-based vesting requirements to retain, motivate, and reward our executive officers, including the Named Executive Officers, for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders.

We began to grant PRSU awards to our executive officers, including the Named Executive Officers, in 2014. These awards provide that our executive officers may earn shares of our common stock based on our achievement of pre-established target levels for one or more financial or operational performance measures as well as continued service. We also grant, under certain circumstances,

RSU awards with solely time-based vesting requirements to certain of our executive officers. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock than would be necessary if we used stock options as our form of equity awards. In addition, since the value of these RSUs increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.

Typically, the size and form of the equity awards for our executive officers are determined in the discretion of the compensation committee at a level that it believes is competitive with current market conditions (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, his or her current equity holdings and the potential equity awards of our other executive officers.

In 2015, after reviewing the equity awards granted to the executives holding comparable positions at the companies in our compensation peer group, as well as its assessment of our 2014 performance and the other factors described above, the compensation committee approved the grant of equity awards to the Named Executive Officers as follows:

Named Executive Officer	Performance-Based RSU Awards (Target number of shares)
Mr. Slootman	160,000
Mr. Luddy	100,000
Mr. Scarpelli	80,000
Mr. McGee	80,000
Mr. Schneider	80,000

The number of shares of our common stock subject to the 2015 PRSU awards that were eligible to be earned was based on our performance against our target net new ACV as set forth in our annual operating plan for 2015. As in the case of our annual cash bonus plan, the compensation committee selected target net new ACV as the appropriate corporate performance measure for the PRSU awards because, in its view, this metric was the best indicator of our successful execution of our growth strategy. For 2015, the target net new ACV, as set forth in our annual operating plan, was initially $419,897,000.

For purposes of the 2015 PRSU awards, initially our executive officers were eligible to earn the shares of our common stock subject to these awards to the extent that we achieved at least 80% of the target net new ACV for 2015 as determined as of the end of the fiscal year, as follows:

•	If we achieved less than 80% of the target net new ACV for the year, no shares would be earned;

•	If we achieved at least 80% of the target net new ACV for the year, 5% of the shares would be earned.

•	If we achieved 100% of the target net new ACV for the year, 100% of the shares would be earned; and

•	If we achieved 115% or more of the target net new ACV for the year, a maximum of 200% of the shares would be earned.

The number of shares of our common stock earned for performance between 80% and 100% of the target net new ACV for the year, then between 100% and 115% of the target net new ACV, and then between 115% and 200% of the target net new ACV was to be determined on a linear basis.

As discussed in “Cash Bonuses” above, in July 2015, the compensation committee decided to lower the target level for net new ACV for 2015. In connection with this change, the compensation committee also revised the number of shares subject to the PRSUs that could be earned. As revised, our executive officers were eligible to earn the shares of our common stock to the extent that we achieved at least 80% of the target net new ACV for 2015 as follows:

▪	If we achieved less than 80% of the target net new ACV for the year, no shares would be earned;

▪
If we achieved between 80% to 100% of the target net new ACV for the year, the target number of shares would be earned on a straight-line basis proportional to the extent to which the target net new ACV for the year was met; and

▪	If we achieved 100% or more of the target net new ACV for the year, 100% of the shares would be earned; no additional shares for net new ACV above 100% of the target level would be earned.

In January 2016, the compensation committee determined that the number of shares of our common stock earned pursuant to the PRSU awards for 2015 performance by each of the Named Executive Officers was as follows:

Named Executive Officer	Number of Shares Earned
Mr. Slootman	64,704
Mr. Luddy	40,440
Mr. Scarpelli	32,352
Mr. McGee	32,352
Mr. Schneider	32.352

All unearned shares automatically forfeited upon the determination of achievement by the compensation committee. The shares of our common stock earned pursuant to the 2015 PRSU awards are also subject to a time-based vesting requirement, with such shares vesting in four equal quarterly installments on August 7, 2016, November 7, 2016, February 7, 2017, and May 7, 2017, subject to the executive officer’s continued employment with us on each such vesting date.

The compensation committee did not grant any RSU awards with solely time-based vesting requirements to any of our executive officers in 2015.

Welfare and Other Employee Benefits

We have established a tax-qualified retirement plan under Section 401(k) of the Code for all of our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

To promote the health of our executive officers, we reimburse our executive officers for the actual cost of annual physical health examination expenses. Amounts reimbursed as a result of the use of this benefit in 2015, including related tax gross-up payments, are set forth in “2015 Summary Compensation Table.” Typically, we do not provide any other perquisites or other personal benefits to our executive officers.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Agreements

We have entered into employment agreements with our CEO and the other Named Executive Officers (other than Mr. Luddy). Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock, opportunities for post-employment compensation, and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change in control of our company. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the compensation committee or the board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, the compensation committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the compensation committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

During 2014, we amended the employment agreements with our CEO and each of the other Named Executive Officers (other than Mr. Luddy) to extend the term of the agreement for an additional three years.

For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers, see “Employment Arrangements” below.

 Post-Employment Compensation Arrangements

The employment agreements of our CEO and Messrs. Scarpelli, McGee and Schneider provide for certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these arrangements continue to serve our executive retention objectives by helping these Named Executive Officers maintain continued focus and dedication to their responsibility to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The compensation committee determined the terms of these arrangements following an analysis of relevant market data for other companies with which we compete for executive talent.

For a summary of the material terms and conditions of the post-employment arrangements, as well as an estimate of the value of payments and benefits that the Named Executive Officers are eligible to receive, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

The compensation committee has adopted stock ownership guidelines that are applicable to each of the non-employee members of our board of directors and executive officers. Members of our board of directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. Our executive officers are required to own shares of our common stock with a value equal to a specific multiple of his or her base salary as indicated in the table below.

Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	Three times
Other Executive Officers	One times

The non-employee members of our board of directors and executive officers are required to meet these guidelines within five years of becoming subject to them. Vested but unexercised stock options count towards satisfaction of the stock ownership guidelines.

Compensation Recovery Policy

The compensation committee has adopted a policy requiring the repayment of any cash or equity-based incentive compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct. This policy applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct, and the amount that is required to be repaid is the amount erroneously paid or earned in excess of what would have been paid or earned under the accounting restatement. In addition to the foregoing, our CEO and CFO are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Derivatives Trading, Hedging and Pledging Policy

We have adopted a policy prohibiting the trading of derivative securities by our employees, including our executive officers, and members of our board of directors. In 2014, we adopted a further policy prohibiting the pledging of shares of our common stock by our employees, including our executive officers, and members of our board of directors.

Equity Award Grant Policy

Each option to purchase shares of our common stock granted to our employees is granted with an exercise price that is equal to the fair market value of our common stock on the date of grant. Historically, options to purchase shares of our common stock vest over four years. Generally, options to purchase shares of our common stock have a ten-year term. Our time-based RSUs typically vest over four years. Our PRSUs granted in 2014 and 2015 have a one-year performance period, subject to achievement of the specified net new ACV target, followed by an eighteen-month time-based vesting period.

Although we do not have any program, plan, or obligation that requires us to grant equity compensation on specified dates, we have adopted an administrative policy for the grant of equity awards. We do not make equity awards in connection with the release or withholding of material non-public information.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a deduction for federal income tax purposes to any publicly traded company for remuneration in excess of $1 million paid in any taxable year to its CEO and each of the three other most highly-compensated executive officers (other than the CFO). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. The compensation income realized in the future upon the exercise of options to purchase shares of securities granted under a stockholder-approved stock option plan generally will be deductible as long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. We anticipate that the compensation income paid by us realized upon the exercise of qualifying stock options may be deductible. Compensation income paid by us realized upon the settlement of restricted stock units granted under a stockholder-approved equity incentive plan may be deductible if certain pre-existing performance criteria and certain other requirements of Section 162(m) of the Code are satisfied. In addition, compensation income paid by us as a cash bonus is generally not anticipated to be fully deductible.

The compensation committee seeks to qualify the compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of our company. In approving the amount and form of compensation for our executive officers, the compensation committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. The compensation committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of the board of directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers, other employees, and members of our board of directors. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and record in our consolidated statement of operations all share-based payments to our executive officers, other employees, and members of our board of directors, including grants of stock options and RSU awards, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, the expected life of the options, and dividend yield. As required under U.S. generally accepted accounting principles (“GAAP”), we review our valuation assumptions at each grant date, and, as a result, the valuation assumptions we use to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we assess the probability of achieving the requisite performance criteria and apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of these share-based payments in our income statement over the period that an employee or member of our board of directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers and members of our board of directors may never realize any value from their awards or may actually realize a value substantially different from the estimated and herein reported value.

Leadership Development and Compensation Committee Report

The information contained in the following report of the Leadership Development and Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Leadership Development and Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the Leadership Development and Compensation Committee:

Jeffrey A. Miller (Chair)
Paul V. Barber
Susan L. Bostrom

Securities Authorized for Issuance Under Equity Compensation Plans
The following table gives information about our common stock that may be issued upon the exercise or settlement of stock options, RSU awards and rights under all of our existing equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B) ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C) (3)
Equity compensation plans approved by security holders	20,673,359	16.65	23,833,419

Equity compensation plans not approved by security holders	—	—	—

Total	20,673,359	16.65	23,833,419
___________________
(1)    This number includes 5,870,960 stock options outstanding and 256,775 RSU awards issued and outstanding under our 2005 Stock Plan and 2,384,594 stock options outstanding and 12,161,030 RSU awards issued and outstanding under our 2012 Equity Incentive Plan. This number excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.
(2)    The weighted average exercise price relates solely to shares subject to outstanding stock options because shares subject to RSU awards have no exercise price.
(3)    Represents 16,271,798 shares remaining available for future issuance under our 2012 Equity Incentive Plan and 7,561,621 shares remaining available for future issuance under our 2012 Employee Stock Purchase Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 of each year until January 1, 2022, by up to 5% of the total number of shares of the common stock outstanding on December 31 of the preceding year as determined by the board of directors. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 of each year, from January 1, 2013 through January 1, 2022, by up to 1% of the total number of shares of the common stock outstanding on December 31 of the preceding year.

2015 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for services rendered in all capacities for 2015, 2014, and 2013.

Name and Principal Position	Year	Salary ($)	Bonus($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compen-sation (2) ($)	All Other Compen-sation (3) ($)	Total ($)
Frank Slootman, President and Chief Executive Officer	2015	450,000	—	11,660,800	—	180,330	11,803	12,302,933
	2014	425,000	—	9,943,500	—	489,616	—	10,858,116
	2013	350,000	—	4,413,000	2,210,460	413,604	—	7,387,064

Michael P. Scarpelli, Chief Financial Officer	2015	322,642	—	5,830,400	—	99,125	—	6,252,167
	2014	300,000	—	4,971,750	—	264,968	1,962	5,538,680
	2013	290,000	—	2,206,500	1,105,230	224,528	3,476	3,829,734

Frederic B. Luddy, Chief Product Officer	2015	350,000	—	7,288,000	—	140,256	—	7,778,256
	2014	330,000	—	6,629,000	—	380,172	4,542	7,343,714
	2013	300,000	—	—	—	354,517	—	654,517

Daniel R. McGee, Chief Operating Officer (4)	2015	330,000	—	5,830,400	—	88,161	3,030	6,251,591
	2014	300,000	—	7,739,750	—	230,407	—	8,270,157
	2013	275,000	—	2,942,000	1,452,180	206,803	—	4,875,983

David L. Schneider, Chief Revenue Officer (5)	2015	295,000	—	5,830,400	—	118,217	1,515	6,245,132
	2014	280,000	—	7,739,750	—	322,571	1,962	8,344,283
	2013	260,000	—	2,206,500	1,105,230	307,250	—	3,878,980

___________________
(1)    The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs, PRSUs and stock options to purchase shares of our common stock, respectively, granted to the Named Executive Officers, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of these equity awards reported are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards The amounts reported for PRSUs represent 100% achievement of target level performance. See “Compensation Discussion and Analysis” for amounts actually earned in 2015, which amounts were lower than the amounts reported in the table above. As explained in “Compensation Discussion and Analysis - Elements of Executive Compensation - Equity Compensation", in connection with the compensation committee’s decision to lower the target level for net new ACV for 2015, the compensation committee also adjusted the maximum number of PRSU awards achievable such that no additional shares for net new ACV above 100% of the target level would be earned.
(2)    The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual sum of the quarterly cash bonuses paid to the Named Executive Officers under our bonus plan as described under the "Cash Bonuses" Section.
(3)    The amounts reported in the All Other Compensation column for fiscal 2013 include personal benefits, including a payment and tax gross-up received by Mr. Scarpelli of $3,476 for the executive annual physical health exam benefit. Amounts reported for 2014 include (i) personal benefits, including a payment and tax gross-up received by Mr. Luddy of $4,542 for the executive annual physical health exam benefit, and (ii) a tax gross-up received by each of Messrs. Scarpelli and Schneider in connection with such executive officer's attendance at a company-sponsored trip in the amount of $1,962 each. Amounts reported for 2015 include (i) personal benefits, including a payment and tax gross-up received by Mr. Slootman of $8,773 for the executive annual physical health benefit, and (ii) a tax gross-up received by each of Messrs. McGee, Schneider and Slootman in connection with such executive officer's attendance at a company-sponsored trip in the amount of $3,030, $1,515 and $3,030 respectively.
(4)    Mr. McGee served as our Senior Vice President of Engineering and Cloud Operations until June 2014, at which time he was appointed our Chief Operating Officer. Prior to 2013, Mr. McGee was not a Named Executive Officer.
(5)    Mr. Schneider served as our Senior Vice President of Worldwide Sales and Services until June 2014, at which time he was appointed our Chief Revenue Officer.

2015 Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning each grant of a cash or equity award made during 2015. This information supplements the information about these awards set forth in the “2015 Summary Compensation Table.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Target) ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Target) (1)
Named Executive Officer	Grant Date	Approval Date	Thres-hold ($)	Target ($)(2)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards ($) (3)
Mr. Slootman	2/9/2015	1/27/2015	—	—	—	—	160,000	160,000	—	—	—	11,660,800
	—	1/27/2015	—	450,000	—	—	—	—	—	—	—	—

Mr. Scarpelli	2/9/2015	1/27/2015	—	—	—	—	80,000	80,000	—	—	—	5,830,400
	—	1/27/2015	—	247,360	—	—	—	—	—	—	—	—

Mr. Luddy	2/9/2015	1/27/2015	—	—	—	—	100,000	100,000	—	—	—	7,288,000
	—	1/27/2015	—	350,000	—	—	—	—	—	—	—	—

Mr. McGee	2/9/2015	1/27/2015	—	—	—	—	80,000	80,000	—	—	—	5,830,400
	—	1/27/2015	—	220,000	—	—	—	—	—	—	—	—

Mr. Schneider	2/9/2015	1/27/2015	—	—	—	—	80,000	80,000	—	—	—	5,830,400
	—	1/27/2015	—	295,000	—	—	—	—	—	—	—	—
______________________

(1)    Represents PRSU awards granted in 2015, which became earned based on the compensation committee's determination and certification of our 2015 performance achievement. These columns show the number of PRSU awards that may become earned at threshold, target and maximum levels of performance. As further described in this proxy statement under "Compensation Discussion and Analysis," in June 2015 the compensation committee adjusted the maximum number of PRSU awards achievable, and in January 2016 the compensation committee determined the actual number of RSUs earned based on the company's 2015 performance. Such earned shares remain subject to time-based vesting through August 2017.

(2)    Represents the target cash bonus target for 2015. See “Cash Bonuses” section under “Elements of Executive Compensation” for further discussion of cash bonuses that could be earned under the 2015 bonus plan. The actual amounts earned and paid for 2015 are set forth in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation."

(3)    The amounts reported in this column represent the grant date fair value of the RSUs and PRSUs granted to the Named Executive Officers, as computed in accordance with ASC 718. The fair value of our common stock on the date of grant is used in calculating the grant date fair value of these RSUs and PRSUs. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these RSUs and PRSUs, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the RSUs and PRSUs. No stock options were granted to Named Executive Officers during 2015.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2015. The vesting of all equity awards may be accelerated in the event of a change in control of our company as provided in the Named Executive Officer's employment agreement or in the case of Mr. Luddy, in his corresponding equity award agreement.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Slootman	2,506,996		—		2.60	5/6/2021
	106,250	(2)	43,750	(2)	29.42	2/7/2023
							75,000	(3)	6,492,000
							197,055	(4)	17,057,081
										160,000	(5)	13,849,600

Mr. Scarpelli	10,712		—		3.00	8/15/2021
	53,125	(2)	21,875	(2)	29.42	2/7/2023
							37,500	(3)	3,246,000
							98,528	(4)	8,528,584
										80,000	(5)	6,924,800

Mr. Luddy	240,000		—		0.34	9/8/2019
							250,000	(6)	21,640,000
							131,370	(4)	11,371,387
										100,000	(5)	8,656,000

Mr. McGee	2,083	(7)	29,167	(7)	29.42	2/7/2023
							50,000	(8)	4,328,000
							37,500	(9)	3,246,000
							98,528	(4)	8,528,584
										80,000	(5)	6,924,800

Mr. Schneider	23,862		—		3.00	7/22/2021
	51,216		—		3.00	9/9/2021
	38,125	(2)	21,875	(2)	29.42	2/7/2023
							37,500	(3)	3,246,000
							37,500	(9)	3,246,000
							98,528	(4)	8,528,584
										80,000	(5)	6,924,800
_____________________
(1)    Market value of shares based on closing price of our common stock on December 31, 2015 of $86.56.

(2)    This stock option award vests over four years, with 50% of the shares vesting on February 7, 2015 and the balance vesting in 24 equal monthly installments thereafter, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(3)    This RSU award vests over four years, with 50% of the shares vesting on February 7, 2015 and the balance vesting in two equal annual installments thereafter, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(4)     This PRSU award was granted in February 2014 and represents the number of earned shares following the compensation committee’s final determination in January 2015 of performance against the applicable net new ACV targets for 2014. The earned shares underlying this award vest over one year in four equal quarterly installments beginning on February 7, 2016, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(5)    This PRSU award was granted in February 2015 and represents the number of performance-based RSUs outstanding as of December 31, 2015. In January 2016, the compensation committee determined the actual number of RSUs earned based on our 2015 performance, as further described in this proxy statement under "Compensation Discussion and Analysis." The earned shares underlying this award vest over one year in four equal quarterly installments beginning on August 7, 2016, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(6)    This RSU award vests over four years with 25% of the shares vesting annually on each March 20, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(7)    This stock option award vests over four years, with 25% of the shares vesting on February 7, 2014 and the balance vesting in 36 equal monthly installments thereafter, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(8)     This RSU award vests over four years, with 25% of the shares vesting on February 7, 2014 and the balance vesting in three equal annual installments, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.
(9)    This RSU award vests over two years in eight equal quarterly installments beginning on August 7, 2015, provided that the Named Executive Officer continues to be employed by or otherwise provides services to us.

2015 Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU awards (both performance based and time based) and the related value realized during 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Slootman	1,745,000	127,178,799	75,000	5,620,500
Mr. Scarpelli	513,332	37,692,517	37,500	2,810,250
Mr. Luddy	—	—	250,000	18,502,500
Mr. McGee	333,750	22,982,232	37,500	2,887,188
Mr. Schneider	344,000	24,866,910	50,000	3,823,938
___________________
(1)    The value realized on exercise is calculated as the difference between the actual sales price of the shares of our common stock underlying the options exercised and the applicable exercise price of those options.
(2)    The value realized on vesting is calculated as the number of vested restricted stock units multiplied by the closing price of our common stock on the vesting date.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers during 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers during 2015.

Employment Arrangements

We have entered into employment agreements with each of the Named Executive Officers other than Mr. Luddy in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the compensation committee or our CEO.

Typically, these arrangements provide for “at will” employment and set forth the initial terms and conditions of employment of each executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial stock option grant, and the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Mr. Slootman

On May 2, 2011, Mr. Slootman joined us as our CEO. In hiring Mr. Slootman, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $300,000 (subject to review by the compensation committee at least annually), a target annual cash bonus opportunity of $300,000 (based on his performance relative to one or more performance objectives established each year by the compensation committee), and, subject to the approval of our board of directors, a time-based stock option award to purchase 6,550,456 shares of our common stock. Mr. Slootman's employment agreement was amended in 2014 to extend the term for an additional three years.

Mr. Scarpelli

On August 15, 2011, Mr. Scarpelli joined us as our Chief Financial Officer. In hiring Mr. Scarpelli, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $275,000 (subject to review by our CEO and the compensation committee at least annually), a target annual cash bonus opportunity of $175,000 (based on his performance relative to one or more performance objectives established each year by our CEO and the compensation committee), subject to the approval of our board of directors, a time-based stock option award to purchase 1,379,044 shares of our common stock, and subject to the approval of our board of directors, a fully-vested stock option award to purchase 275,808 shares of our common stock. Mr. Scarpelli's employment agreement was amended in 2014 to extend the term for an additional three years.

Mr. McGee

On September 6, 2011, Mr. McGee joined us as our Senior Vice President, Engineering. In hiring Mr. McGee, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $260,000 (subject to review by our CEO and the compensation committee at least annually), a target annual cash bonus opportunity of $140,000 (based on his performance relative to one or more performance objectives established each year by our CEO and the compensation committee), and subject to the approval of our board of directors, a time-based stock option award to purchase 1,200,000 shares of our common stock. Mr. McGee's employment agreement was amended in 2014 to extend the term for an additional three years.

Mr. Schneider

On June 6, 2011, Mr. Schneider joined us as our Senior Vice President of Sales. In hiring Mr. Schneider, our board of directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $250,000 (subject to review by our CEO and the compensation committee at least annually), a target annual cash bonus opportunity of $250,000 (based on his performance relative to one or more performance objectives established each year by our CEO and the compensation committee), subject to the approval of our board of directors, a time-based stock option award to purchase 1,379,044 shares of our common stock, and subject to the approval of our board of directors, a performance-based stock option award to purchase 275,808 shares of our common stock. Mr. Schneider's employment agreement was amended in 2014 to extend the term for an additional three years.

In the case of each Named Executive Officer other than Mr. Luddy, such officer's employment agreement also contain provisions that provide for certain payments and benefits in the event of certain terminations of employment, including a termination of employment following a change in control of our company. For a summary of the material terms and conditions of these provisions, as well as an estimate of the potential payments and benefits payable to these Named Executive Officers under their employment arrangements, see “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

The Named Executive Officers other than Mr. Luddy are eligible to receive certain severance payments and benefits in connection with a termination of employment under various circumstances, including following a change in control of our company. The estimated potential severance payments and benefits payable to the Named Executive Officers in the event of termination of employment as of December 31, 2015 pursuant to their employment agreements or equity award agreements, as applicable, are described below.

The actual amounts that would be paid or distributed to an eligible Named Executive Officer as a result of a termination of employment occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include a Named Executive Officer's base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with any Named Executive Officer to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, a Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers' outstanding equity awards as of December 31, 2015, see “2015 Outstanding Equity Awards at Fiscal Year-End Table” above. Finally, the Named Executive Officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with those plans and policies.

Involuntary Termination of Employment not in Connection with a Change in Control-Cash Severance

In the event of an involuntary termination of employment (a termination of employment by us without “cause” (as defined in the relevant employment agreement or employment offer letter) or by the Named Executive Officer for “good reason” (as defined in the relevant employment agreement or employment offer letter) at any time other than during the period that begins three months prior to and ends 12 months following the effective date of a change in control of our company (as defined in the relevant employment agreement or employment offer letter) (the “Change in Control Period”), each Named Executive Officer other than Mr. Luddy is eligible to receive the following payments and benefits:

▪	continued payments of his then-annual base salary for a period of six months (12 months in the case of our CEO) from the date of termination;

▪
any portion of his annual target bonus opportunity which he would have received had he been employed on the last day of the fiscal year in which the termination of employment occurs pro-rated for a six-month period (12 months in the case of our CEO); and

▪
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earliest of (i) the close of the six-month period (12 months in the case of our CEO) commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in our favor and his continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Involuntary Termination of Employment in Connection with a Change in Control-Cash Severance

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or by the Named Executive Officer for “good reason”) during the Change in Control Period, each Named Executive Officer other than Mr. Luddy is eligible to receive the following payments and benefits:

▪	a lump-sum payment equal to his then-annual base salary for a period of six months (12 months in the case of our CEO) from the date of termination;

▪	his annual target bonus opportunity without regard to achievement of any corporate performance goals; and

▪
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under COBRA until the earliest of (i) the close of the six-month period (12 months in the case of our CEO) commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in favor of us (or if applicable, our successor) and continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Outstanding Equity Awards

In the event of a change in control of our company, 100% of the total number of shares of our common stock subject to outstanding and unvested equity awards held by the Named Executive Officers will immediately vest. In the case of PRSUs, acceleration in the event of a change in control is calculated based on the actual achievement from January 1 through the last completed quarter compared to the plan amounts covered in those completed quarters.

Outside of a change in control, in the event of an involuntary termination of employment of our CEO, 12.5% of the total number of shares of our common stock subject to his outstanding and unvested equity awards will immediately vest. Involuntary termination includes (i) a termination of employment by us without "cause" or (ii) resignation for "good reason" or following a material adverse change in title or reporting relationship without his consent.

Excise Taxes

Any payment or benefit provided under his employment agreement (in the case of our CEO) or his employment offer letter (in the case of the other Named Executive Officers other than Mr. Luddy) in connection with a change in control of our company may be subject to an excise tax under Section 4999 of the Code. These payments and benefits also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the affected Named Executive Officer with the best after-tax result. Specifically, he will receive either a reduced amount so that the excise tax is not triggered, or he will receive the full amount of the payments and benefits and then be personally liable for any excise tax.

Death Benefits

In the event of a termination by reason of death, all of our employees, including the Named Executive Officers, are eligible to receive the following payments and benefits:

▪	a lump-sum payment equal to his or her then-annual base salary for a period of six months from the date of death;

▪
health insurance premiums for the employee's eligible dependents under our group health insurance plans as provided under COBRA (or similar programs for employees based outside of the United States) for 12 months following the date of the employee's death; and

▪
the immediate vesting of the employee's then-unvested shares of our common stock subject to outstanding equity awards, up to maximum value of $500,000, calculated as the fair market value per share minus the exercise price per share, multiplied by the number of shares being accelerated.

Potential Payments upon Termination or Change in Control Table

The following table sets forth the estimated payments that would be received by the Named Executive Officers upon a change in control of our company, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in our company. The table below reflects amounts payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on December 31, 2015 and, if applicable, a change in control of our company also occurred on that date.

	Change in Control Alone	Upon Termination without Cause or Resignation for Good Reason - No Change in Control				Upon Termination without Cause or Resignation for Good Reason - Change in Control
Name	Value of Accelerated Vesting ($) (1)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)
Mr. Slootman	39,898,556	900,000	16,395	4,987,319	5,903,714	900,000	16,395	39,898,556	40,814,951
Mr. Scarpelli	19,949,321	285,000	10,759	—	295,759	408,679	10,759	19,949,321	20,368,759
Mr. Luddy	41,667,387	—	—	—	—	—	—	41,667,387	41,667,387
Mr. McGee	24,693,986	275,000	8,198	—	283,198	385,000	8,198	24,693,986	25,087,184
Mr. Schneider	23,195,321	295,000	10,759	—	305,759	442,500	10,759	23,195,321	23,648,580
_____________________

(1)    The value of accelerated vesting is calculated based on the closing price of our common stock on the New York Stock Exchange as of December 31, 2015 which was $86.56, less, if applicable, the exercise price of each outstanding stock option. The value of accelerated vesting for PRSUs is calculated based on achievement at target levels.

Potential Payments upon Involuntary Termination by Reason of Death Table

The following table sets forth the estimated payments that would be received by each Named Executive Officer upon an involuntary termination by reason of his death assuming that the termination occurred on December 31, 2015.

	Upon Involuntary Termination by Reason of Death
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)	Total ($)
Mr. Slootman	225,000	6,947	500,000	731,947
Mr. Scarpelli	161,321	12,671	500,000	673,992
Mr. Luddy	175,000	12,671	500,000	687,671
Mr. McGee	165,000	6,947	500,000	671,947
Mr. Schneider	147,500	12,671	500,000	660,171

TRANSACTIONS WITH RELATED PARTIES

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2015 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we refer collectively refer to as related parties.

Relationship with FMR, LLC

Fidelity Technology Group, LLC (“Fidelity Technology”), an affiliate of FMR, LLC (“Fidelity”), has been our customer since 2010 and made payments to us of $4,038,498 in 2015. Our agreement with Fidelity Technology was negotiated in the ordinary course of business and represents an arm's length transaction. In addition, we have an agreement with Fidelity Stock Plan Services, LLC ("Fidelity Stock Plan Services"), an affiliate of Fidelity, to manage our stock plan administration. We have been a customer of Fidelity since 2012 and made payments to them of $88,928 in 2015. Our agreement with Fidelity Stock Plan Services was negotiated in the ordinary course of business and represents an arm's length transaction. Fidelity reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2015 and as of December 31, 2015.

Relationship with T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”) has been our customer since 2012 and made payments to us of $904,737 in 2015. Our agreement with T. Rowe Price was negotiated in the ordinary course of business and represents an arm's length transaction. T. Rowe Price reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2015 and as of December 31, 2015.

Relationship with Vanguard Group, Inc.

Vanguard Group, Inc. (“Vanguard”) has been our customer since 2015 and made payments to us of $1,392,577 in 2015. Our agreement with Vanguard was negotiated in the ordinary course of business and represents an arm's length transaction. Vanguard reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2015 and as of December 31, 2015.

Relationship with Wellington Management Group LLP

Wellington Management Group LLP (“Wellington”) has been our customer since 2009 and made payments to us of $1,005,662 in 2015. Our agreement with Wellington was negotiated in the ordinary course of business and represents an arm's length transaction. Wellington reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock as of March 31, 2016.

Relationship with CTP Aviation

Frank Slootman, our CEO, owns one aircraft that is used in a pool of aircraft by CTP Aviation, a charter aircraft company, pursuant to a sale and lease-back arrangement. We book charter aircraft for business travel services for certain of our executive officers through CTP Aviation, and from time to time Mr. Slootman's plane is used for business trips chartered by the company. For any charter travel booked through CTP Aviation, the company receives an invoice. As part of the lease-back arrangement between Mr. Slootman and CTP Aviation, when Mr. Slootman's plane is used by CTP Aviation (including any travel booked by the company), he is paid 88% of the hourly flight-related charges (less any discounts), 100% of the fuel surcharges collected (currently none are imposed), 100% of any incidentals collected, plus $100 per landing. When the company charters flights through CTP Aviation and Mr. Slootman's plane is not used, Mr. Slootman receives no reimbursement from CTP Aviation. During fiscal year 2015, Mr. Slootman has been reimbursed $322,762 pursuant to the lease-back arrangement with CTP Aviation for travel booked by the company through CTP Aviation.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and Bylaws also require us to advance certain expenses incurred by our directors and officers.

Review, Approval or Ratification of Transactions with Related Parties

The charter of the audit committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by the audit committee. The audit committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions, and a copy of such policy is posted on our website.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of ServiceNow’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

Role of the Audit Committee
The audit committee operates under a written charter adopted by our board of directors, which provides that its functions include the oversight of the quality of our financial reports and other financial information provided to stockholders. In carrying out these functions, the audit committee reviews critical accounting policies and estimates and the application of U.S. GAAP, reviews our compliance with legal and regulatory requirements, and has responsibility for the appointment, compensation and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP (the “Independent Auditor”), including reviewing the Independent Auditor's independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by the Independent Auditor, and reviewing with management and the Independent Auditor the adequacy of our internal financial controls. A more detailed description of the functions and responsibilities of the audit committee can be found in ServiceNow's Audit Committee Charter, published on the corporate governance section of ServiceNow's website at http://investors.servicenow.com.
The audit committee oversees our financial reporting process on behalf of our board of directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. The Independent Auditor is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.
Review of Audited Financial Statements for the Year ended December 31, 2015
The audit committee has reviewed and discussed with ServiceNow’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of ServiceNow for the year ended December 31, 2015. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable auditing standards.
The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditor’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from ServiceNow.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in ServiceNow’s annual report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Ronald E.F. Codd, Chair
Anita M. Sands
William L. Strauss

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

The company's bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2017 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the company not earlier than 5:00 p.m. Pacific Time on February 23, 2017 and not later than 5:00 p.m. Pacific Time on March 27, 2017. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at ServiceNow’s 2017 annual meeting must be received by the company not later than December 24, 2016 in order to be considered for inclusion in ServiceNow’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of the company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the company with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to the company and written representations from the directors and executive officers, the company believes that all Section 16(a) filing requirements were timely met in 2015, except that each of Messrs. Giancarlo, Luddy, Miller and Schneider filed one late report covering one transaction, and Ms. Sands filed one late report covering omitted shareholdings.

Available Information

We will mail to any stockholder, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054

The Annual Report is also available on the Investor Relations section of our website, which is located at http://investors.servicenow.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are ServiceNow stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 43078, Providence, RI, 02940-3078.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call the company's Investor Relations department at 2225 Lawson Lane, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 501-8550.

Any stockholders who share the same address and currently receive multiple copies of the company's Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the company's Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, the proxy holders will vote the proxies on these matters in accordance with their best judgment.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 08, 2016

SERVICENOW, INC.

SERVICENOW, INC.
2225 LAWSON LANE
SANTA CLARA, CA 95054

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 19, 2016
Date: June 08, 2016 **Time:** 11:30 AM PDT
Location: ServiceNow, Inc. Headquarters
2225 Lawson Lane
Santa Clara, California 95054

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice of Annual Meeting of Stockholders and Proxy Statement   2. Annual Report to Stockholders

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before **May 25, 2016** to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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SERVICENOW, INC.
2225 LAWSON LANE
SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of the directors listed below:

Nominees	For	Against	Abstain
1A. Paul V. Barber	☐	☐	☐
1B. Ronald E.F. Codd	☐	☐	☐
1C. Frank Slootman	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment thereof.

	For	Against	Abstain
2. An advisory resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2016.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com

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SERVICENOW, INC.
Annual Meeting of Stockholders
June 8, 2016 11:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Frank Slootman and Michael P. Scarpelli or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SERVICENOW, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, PDT on June 8, 2016, at the company headquarters, located at 2225 Lawson Lane, Santa Clara, California 95054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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